Exhibit 10.1
AMENDMENT AND SETTLEMENT AGREEMENT
This Amendment and Settlement Agreement (“Settlement Agreement”), is made this 19th day of August, 2009, by, between and among MIMEDX GROUP, INC., a Florida corporation (herein sometimes individually called “MDXG”, and its wholly owned subsidiary MIMEDX, INC., a Florida corporation herein sometimes individually called “MiMedx” ( both MDXG and MiMedx having their principal offices located at 3802 Spectrum Blvd, Ste 300, Tampa, FL 33612-9210, (each of MDXG and MiMedx being herein jointly and severally referred to as the “MiMedx Parties”), AND THOMAS J. GRAHAM, M.D. (sometimes herein sometimes individually called “Dr. Graham”) an individual resident of the State of Maryland and PHANTOM HAND PROJECT, LLC (sometimes herein individually called “Phantom”) , a limited liability company under the law of Maryland (each of Dr. Graham and Phantom having its principal office located at Paradise Farm, 2415 Old Bosley Road, Timonium, MD 21093, and being herein jointly and severally called the “Graham Parties’). The MiMedx Parties and the Graham Parties are herein sometimes referred to individually as a “Party” or “party” and jointly as the “Parties” or “parties”.
RECITALS
WHEREAS, on September 21, 2007, MiMedx and Dr. Graham entered into a Consulting Agreement (the “Consulting Agreement”); and
WHEREAS, on May 17, 2008, MiMedx and Dr. Graham entered into a “Cost Recovery and Revenue Sharing Agreement” (the “Cost Recovery Agreement”); and
WHEREAS, on May 17, 2008, MiMedx and Dr. Graham entered into a “Finders Fee Agreement” (the “Finders Fee Agreement”); and
WHEREAS, the Parties desire to terminate the Cost Recovery Agreement and the Finder’s Fee Agreement, to amend the Consulting Agreement and to enter into certain other agreements all as set forth herein.
Settlement Agreement-Execution Copy

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, and to settle fully and completely all disputes, whether actual or potential, between and among them, agree as follows.
1. Transfer of Patent Applications to Dr. Graham.
MiMedx does hereby transfer to Dr. Graham the following patent applications including the sole right to claim priority in the United States, abroad or under treaty: United States Patent Application No. US 61/098,478 and United States Patent Application No. US 61/101,890 (the “Patent Applications”). Immediately upon execution of this Settlement Agreement, MiMedx will execute such documents and agreements as may be reasonably requested by Dr. Graham to perfect the transfer of ownership of the Patent Applications on the records of the United States Patent and Trademark Office. For certainty, MiMedx agrees that this Settlement Agreement allows Dr. Graham to exploit the inventions in the Patent Applications and any subsequent applications that claim priority to the Patent Applications (and any corresponding PCT applications or patents issuing therefrom) immediately upon execution of this Settlement Agreement, provided that the Graham Parties shall have no rights, other than the right to receive payment under the Consulting Agreement, as amended below, to (a) the inventions associated with the products and applications included in the Level Assets listed in Exhibit A or subsequent applications claiming priority thereto (nor to any corresponding PCT applications or patents issuing therefrom), (b) any other Contributed IP (as defined in the Consulting Agreement as amended below), or (c) any other MiMedx intellectual property not related to the Patent Applications. Without limiting the generality of the foregoing, the Graham Parties shall have no rights to claim priority with respect to the items delineated in (a), (b), and (c) of the immediately preceding sentence.”
2. Accelerated Vesting of Options; Extension of Exercise Period.
Pursuant to Option Agreement dated June 15, 2007, MiMedx granted Dr. Graham an option to purchase 50,000 shares of MiMedx common stock at an exercise price of $1.00 per share (the “June 15 Grant”). Pursuant to Option Agreement dated September 25, 2007, MiMedx granted Dr. Graham an option to purchase 200,000 shares of MiMedx common stock at an exercise price of $2.40 per share (the “September 25 Grant”). These options have been converted into the option to purchase MDXG common stock at the aforesaid exercise prices. The June 15 Grant and the September 25 Grant are hereby deemed to be fully vested and exercisable at any time through and including June 14, 2012, for the June 15 Grant, and September 24, 2012, for the September 15 Grant. Each of the option agreements is hereby deemed to be amended in accordance with the preceding sentence. Each of the Graham Parties acknowledges and agrees that it neither holds nor is entitled to any other options to purchase shares in any of the MiMedx Parties other than the June 15 Grant and the September 25 Grant.
3. Termination of Certain Agreements.
The Finders Fee Agreement and the Cost Recovery Agreement are hereby terminated and declared by the parties to be of no further force and effect. Neither party to either the Finders Fee Agreement or the Cost Recovery Agreement shall hereafter have any liability or responsibility to the other party under either such agreement.
Settlement Agreement-Execution Copy

4. Allocation of Sale Proceeds from Sale of “Level Assets”.
MiMedx is exploring the disposition of the assets described on Exhibit A, attached hereto and made a part hereof. (the “Level Assets”). For the avoidance of doubt, the Level Assets do not include any assets of the MiMedx Parties other than as described on Exhibit A. Without limiting the generality of the foregoing sentence, it is expressly understood that the Level Assets exclude (i) the BioStaple Device, the Collarod Device, the CMC Device and the Tenor Instrument Device, all of which are and will remain assets of the Mimedx Parties, and (ii) the Patent Applications. Dr. Graham shall make commercially reasonable efforts to identify and introduce prospective acquirers of the Level Assets to MiMedx. The terms of any disposition shall be as determined in the sole discretion of MiMedx. In the event that the disposition of all or part of the Level Assets is consummated, in one or more transactions, on or prior to September 20, 2010, then the aggregate proceeds from such disposition(s) shall be allocated as follows: (i) First, to pay the costs of the sale or other disposition transaction; (ii) Second, to pay MiMedx the amount of $1,150,000, and (iii) thereafter, all proceeds in excess of (i) and (ii) shall be allocated seventeen and 1/2 percent (17.5%) to the Graham Parties and eighty-two and 1/2 percent (82.5%) to MiMedx. If the proceeds from such disposition(s) are less than $1,150,000, the Graham Parties shall not be liable to the MiMedx Parties or otherwise for any shortfall.
5. Amendments to Consulting Agreement.
The Consulting Agreement is hereby amended as follows:
(a) Section 4 of the Consulting Agreement is hereby amended by deleting the word “three year” from the fifth sentence of said Section 4) and adding the following to the end of said Section 4, “Notwithstanding the foregoing, if, (i) on or prior to September 20, 2010, MiMedx enters into and closes a transaction to dispose of all or part of the Level Assets, and (ii) the other party to any such transaction agrees to assume this Consulting Agreement and, from and after the date of such assumption, to make the consulting payments required by Section 2(a) hereof without regard to the proviso at the end of the first sentence of said Section 2(a), at the election of the assuming party, upon notice to Dr. Graham, the end of the initial term of the Consulting Agreement will be extended for up to three (3) years after the date of such assumption. If the conditions in the preceding sentence are not met, then this Consulting Agreement shall expire on September 21, 2010, and all obligations hereunder will cease unless expressly agreed herein to continue past the expiration or termination hereof. If, after September 20, 2010, without the consent of the Company, you provide consulting services to any other party, firm or company in the Field or whose business in the Field would be directly or indirectly competitive with the business of the Company, then the Company may terminate this Consulting Agreement upon written notice to you.”
(b) Section 2 (a) of the Consulting Agreement is hereby amended by adding the following to the end of the first sentence of said Section 2(a), “provided however, that Dr. Graham agrees to forego and forgive one-half of all consulting payments commencing with the quarterly installment otherwise payable for the third calendar quarter of 2009,and thereafter, until and unless an acquirer of all or part of the Level Assets assumes this Consulting Agreement and agrees to make the consulting payments required by this Section 2(a) from and after the date of such assumption without regard to this proviso, in which case Dr. Graham shall look solely to the acquirer with respect to any remaining consulting payments.”
Settlement Agreement-Execution Copy

(c) Section 2 (c) of the Consulting Agreement is hereby amended by deleting Section 2 (c) (i) — (v) and inserting in lieu thereof the following:
“(c) (i) Royalties. The Company shall pay you continuing royalty fees in the aggregate as follows (the “Royalties”):
(i) Three percent (3%) of the Company’s Net Revenues derived from the sale of Products embodying a Valid Claim under a Company Patent in the country from which the Net Revenues originated. For the avoidance of doubt, if any claim of a patent application is no longer a Valid Claim, no Royalty shall thereafter be payable with respect to a Product embodying such claim, unless such Product embodies another Valid Claim. No royalty shall be payable with respect to any Product that does not embody a Valid Claim.”
(d) Sections 2 (c) (ii) — (v) are intentionally left blank.
(e) Section 2(c)(vi) of the Consulting Agreement is hereby amended by deleting the phrase, “or other Contributed IP” from the second sentence of said Section 2(c)(vi) and by deleting all of said Section 2(c)(vi) after the second sentence thereof.
(f) Section 2 (c)(vii) of the Consulting Agreement is hereby amended by deleting said subsection in its entirety and inserting in lieu thereof the following:
“(vii) Term of Royalties. With respect to Royalties earned from the sale of Products embodying or utilizing any Valid Claim under a Company Patent in the country from which the Net Revenues originated, the Royalties shall be payable until the expiration of the Life of the Valid Claim in such country.”
(g) Section 2 (c)(viii) of the Consulting Agreement is hereby amended by deleting the words “during the term of this Agreement” from the first full sentence thereof.
(h) Section 2 (c)(x) of the Consulting Agreement is hereby amended by deleting the words “during the term of this Consulting Agreement” from the third full sentence thereof.
(i) Section 16 of the Consulting Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
“16. This Consulting Agreement may be freely transferred and assigned by the Company provided that any transferee or assignee must agree to assume all of the Company’s liabilities and obligations hereunder. The Consultant may not assign this Consulting Agreement or any of his rights or responsibilities hereunder. This Consulting Agreement shall be binding upon the permitted transferees and assigns hereof, and upon such permitted transfer or assignment by the Company, the Company shall have no further obligation hereunder.”
Settlement Agreement-Execution Copy

(j) Section 17 of the Consulting Agreement is hereby amended by adding “2(c), “ immediately following the word “paragraphs” to identify the paragraphs surviving termination.
(k) Section 6 of the Consulting Agreement is amended by adding thereto the words “in the Field” after the word “business” the first time it appears in such Section and by adding thereto a new sentence to read as follows:
“Notwithstanding the foregoing, after September 20, 2010, your obligations hereunder will be non-exclusive except with respect to matters concerning treatment of ALL fractures of the distal radius excluding those treated by implant arthroplasty, ALL treatments for arthritis of the basilar thumb joint (CMC), and ALL treatments of arthritis of the small joints of the hand (PIP, MP, DIP).”
(l) The definition of “Field” in Exhibit A to the Consulting Agreement is hereby amended by deleting the reference to “elbow” in the first sentence thereof and by adding a second sentence thereto to read as follows:
“Notwithstanding the foregoing, the “Field” shall not include the elbow or any subject matter arising from or claiming priority to United States Patent Application No. US 61/098,478 or United States Patent Application No. US 61/109,890.”
(m) The definition of “Valid Claim” in Exhibit A to the Consulting Agreement is hereby amended to read in its entirety as follows:
“‘Valid Claim’ means a claim of a pending or issued and unexpired Patent, that has not been abandoned, revoked or held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be or is taken within the time allowed for such appeal, and that has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise by the Consultant.”
(n) The definition of “Contribution Period” in Exhibit A to the Consulting Agreement is hereby amended to read in its entirety as follows:
“Contribution Period” means the period that shall commence on the date of this Consulting Agreement and shall expire on the third anniversary hereof, even if this Consulting Agreement has been terminated by the Company due to the Consultant’s breach hereof, provided that the Contribution Period shall continue for the full initial term and any renewal term of this Consulting Agreement with respect to matters concerning treatment of ALL fractures of the distal radius excluding those treated by implant arthroplasty, ALL treatments for arthritis of the basilar thumb joint (CMC), and ALL treatments of arthritis of the small joints of the hand (PIP, MP, DIP).”
Settlement Agreement-Execution Copy

(o) Numbered paragraphs 2, 4, 6, 8, 9, 12, 13, 14, 15 and 16 of Schedule 1 to the Consulting Agreement are intentionally left blank.
6. Effect of Deletions from Schedule 1 to the Consulting Agreement.
The intellectual property that was described in numbered paragraphs 2, 4 6, 8, 9, and 14 of the Consulting Agreement prior to amendment by Section 5(o) above is hereby conveyed to the Graham Parties. The intellectual property that was described in numbered paragraphs 12, 13, 15 and 16 of Schedule 1 to the Consulting Agreement and all subsequently developed Contributed IP relating to MiMedx’s collagen products belong to the MiMedx Parties and no royalties shall be payable in respect of such intellectual property under the Consulting Agreement.
7. Surrender of MDXG Shares.
Dr. Graham hereby surrenders and contemporaneously herewith delivers to MDXG 50,000 shares of common stock of MDXG. Such shares will be held by MDXG as treasury shares for future reissuance or returned to authorized but unissued status or otherwise disposed of as MDXG may determine in its sole discretion.
8. Physicians Advisory Board.
It is understood that the “Level” Physician Advisory Board (“PAB”) may be discontinued by MiMedx as a separate body, and one or more Level PAB members may be asked to serve on the MiMedx PAB.
9. Mutual Release and Non-disparagement.
(a) Release of the MiMedx Parties. As a material inducement for the MiMedx Parties to enter into this Settlement Agreement, the Graham Parties hereby jointly and severally, knowingly and voluntarily, on behalf of themselves, their predecessors, successors and assigns, fully and forever release and discharge the MiMedx Parties, and each of them, including, but not limited to, each of their past, present and future principals, owners, managers, shareholders, officers, directors, employees, parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, trustees, agents, attorneys and representatives, from any and all charges, claims, demands, losses, rights, promises, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders or liabilities of any kind or nature (including attorneys’ fees and legal expenses), in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which the Graham Parties now or may at any time hereafter own or hold or have, or claim to have or hold, arising out of or related to any fact, circumstance or condition existing or occurring prior to the date hereof. The Graham Parties hereby assume the risk of mistake of fact or law in entering this Settlement Agreement. This Section 9(a) of the Settlement Agreement is intended to be a general release by the Graham Parties of any and all claims whatsoever against the MiMedx Parties arising prior to the date hereof and shall be so construed.
Settlement Agreement-Execution Copy

(b) Release of the Graham Parties. As a material inducement for the Graham Parties to enter into this Settlement Agreement, the MiMedx Parties hereby jointly and severally, knowingly and voluntarily, on behalf of themselves, their predecessors, successors and assigns, fully and forever release and discharge the Graham Parties, and each of them, including, but not limited to, each of their past, present and future principals, owners, managers, shareholders, officers, directors, employees, parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, trustees, agents, attorneys and representatives, from any and all charges, claims, demands, losses, rights, promises, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders or liabilities of any kind or nature (including attorneys’ fees and legal expenses), in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which the MiMedx Parties now or may at any time hereafter own or hold or have, or claim to have or hold, arising out of or related to any fact, circumstance or condition existing or occurring prior to the date hereof. The MiMedx Parties hereby assume the risk of mistake of fact or law in entering this Settlement Agreement. Notwithstanding anything to the contrary above stated in this Section 9(b), this Section 9(b) shall not release, limit or impair in any way Dr. Graham’s indemnity obligations under Section 8(c) of the Consulting Agreement (other than with respect to the Patent Applications (as defined in Section 1 above)) whether now existing or hereafter arising. Except as set forth in the preceding sentence, this Section 9(b) of this Settlement Agreement is intended to be a general release by the MiMedx Parties of any and all claims whatsoever against the Graham Parties arising prior to the date hereof and shall be so construed.
(c) Non-Disparagement. The Graham Parties and the MiMedx Parties shall not in undertake any disparaging or harassing conduct, or make any disparaging or harassing statements in writing or verbally to any third party, regarding any of the other parties hereto and/or the directors, officers, managers, supervisors, employees, agents or products and services of any of the other parties hereto.
(d) No Other Payments Due. Dr. Graham acknowledges that he has received payment for all consulting payments and incurred business-related expenses, for all time periods prior to the date of this Settlement Agreement, with no other payments being due except in accordance with this Settlement Agreement.
(e) Delivery of All Company Property. Dr. Graham agrees that upon termination or assignment of the Consulting Agreement, upon the request of any of the MiMedx Parties, he will immediately deliver to MiMedx all property of any of the MiMedx Parties under his possession or control (including but not limited to all documents, electronic files and records, other records, accounting, scientific, medical or other business records, medical device drawings in whatever media, computer disks, equipment, keys, access cards, or other tangible and/or intangible things that may or may not relate to or otherwise comprise confidential and/or proprietary Information or trade secrets under applicable law) that Dr. Graham created, used, possessed or maintained during his consultancy with MiMedx.
Settlement Agreement-Execution Copy

10. Miscellaneous.
(a) Negotiated Agreement. The terms of this Settlement Agreement were determined through substantive negotiations between the Graham Parties and the MiMedx Parties, and, as such, this Settlement Agreement shall not be construed against any party on the grounds that such party drafted this Settlement Agreement. This Settlement Agreement shall be interpreted in accordance with the plain meaning of its terms, as though drafted equally by the parties, and not strictly for or against either of the parties hereto.
(b) Binding Effect. This Settlement Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.
(c) Severability. Should any Settlement Agreement provision (or subpart thereof) be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, such provision (or subpart thereof) shall be severed from the remaining provisions (or subparts thereof), with any illegal or unenforceable provision (or subpart thereof) not affecting the remainder of this Settlement Agreement, which shall continue at all times to be valid and enforceable.
(d) Entire Agreement. This Settlement Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto, other than the Consulting Agreement which shall remain in full force and effect as modified hereby. None of the MiMedx Parties has made any promises, representations, or agreements of any kind to any of the Graham Parties in consideration for entering into this Settlement Agreement beyond those expressly set forth herein. Each of the Graham Parties represents and warrants that no other contractual obligation of any type or description is owed to any of them by any of the MiMedx Parties.
(e) Modification; Non-Waiver. The terms of this Settlement Agreement may not be amended, modified, canceled, terminated, or waived, except by a written instrument executed by the Graham Parties and the MiMedx Parties, or in the case of waiver, the party to be charged with such waiver. The failure of any party to insist upon or enforce strict performance of any provision of this Settlement Agreement or to exercise any rights or remedies will not be construed as a waiver by such party to assert or rely upon any such provision, right or remedy in that or any other instance.
Settlement Agreement-Execution Copy

(f) Governing Law. This Settlement Agreement is made and entered into in the State of Georgia, and shall be interpreted, enforced, and governed under the laws of Georgia.
(g) Headings; Preamble. Those section headings in this Settlement Agreement are used herein for the convenience of reference only and shall not affect the meaning of any provision of this Settlement Agreement. All of the warranties and representations in the preamble of this Settlement Agreement are hereby incorporated into and made a material part of this Settlement Agreement.
(h) No Bar. Each of the Graham Parties acknowledges and agrees that the existence of any claim or cause of action against any of the MiMedx Parties shall not constitute a defense to the enforcement by MiMedx of each of the Graham Parties’ covenants, obligations, or undertakings in this Settlement Agreement.
EACH OF THOMAS J. GRAHAM, M.D. AND PHANTOM HAND PROJECT, LLC, STATE THAT HE AND IT HAVE HAD THE OPPORTUNITY TO BE ADVISED BY COUNSEL IN THE CONSIDERATION AND EXECUTION OF THIS SETTLEMENT AGREEMENT; AND THAT EACH FULLY UNDERSTANDS ITS MEANING, CONTENT, AND BINDING EFFECT. EACH FURTHER STATES THAT HE AND IT ARE VOLUNTARILY AND OF FREE WILL SIGNING THIS SETTLEMENT AGREEMENT IN FULL AND FINAL RELEASE OF ALL CLAIMS.
IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals, effective as of the date first above written.

/s/ Thomas J. Graham, M.D.

Witness:	Thomas J. Graham, M.D.

Phantom Hand Project, LLC

	By:	/s/ Thomas J. Graham, M.D.

Witness:		Thomas J. Graham, M.D., Sole Manager
SIGNATURES CONTINUE ON THE FOLLOWING PAGE
Settlement Agreement-Execution Copy

MIMEDX GROUP, INC.

ATTEST:	By:	/s/ Parker H. Petit

Parker H. “Pete” Petit, CEO

, Secretary

MIMEDX, INC.

ATTEST:	By:	/s/ Parker H. Petit

Parker H. “Pete” Petit, CEO

, Secretary
Settlement Agreement-Execution Copy